February 19, 1998

TEMPLE-INLAND MORTGAGE CORPORATION

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Norwest Bank Minnesota, N.A. - Master Servicer
Attn: Kimberly J. Wiggins, Compliance Administrator
11000 Broken Land Parkway
Columbia, MD 21044-3562

RE:

Investor Nos. L11, L12, L14, L17, L18, 404, 405,406, 487, 645,646, 647, and 648
Annual Certification, as of 12/31/97

Dear Ms. Wiggins:

The undersigned Officer certifies the following for the 1997 fiscal year:

(A) I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of my knowledge, the servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Ryland Mortgage Company;

(F) All Custodial Accounts have been reconciled and are properly funded; and

(G) All annual reports of  Foreclosure  and  Abandonment  of Mortgaged  Property
required  per  sections   6050J  and  6050P  of  the  internal   Revenue   Code,
respectively, have been prepaid.

Certified by:

Temple-Inland Mortgage Corporation and Temple-Inland Mortgage Corporation as subservicer for Lumbermen's Investment Corporation

Clay B. Carson
Executive Vice President

February 19,1998

TEMPLE-INLAND BUILDING * 1300 SOUTH MO-PAC EXPWY. * AUSTIN, TEXAS  78746